EXHIBIT 99.1

First Capital Bancorp, Inc., Reports Net Income Available to Common Shareholders of $1.3 Million for the Third Quarter of 2015, 11.1% Increase Over the Third Quarter of 2014, Net Income of $0.09 Per Diluted Share Outstanding

GLEN ALLEN, Va., Oct. 29, 2015 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc., (the "Company") (NASDAQ:FCVA) parent company to First Capital Bank (the "Bank"), reported today its financial results for the third quarter of 2015. For the three months ended September 30, 2015, the Company had net income available to common shareholders of $1.3 million or $0.09 per diluted share, compared to net income available to common shareholders of $1.2 million, or $0.08 per diluted share, for the same period in 2014. This represents an increase of $128 thousand or 11.1% in net income available to common shareholders for the third quarter of 2015 compared to the third quarter of 2014.

For the nine months ended September 30, 2015, the Company had net income available to common shareholders of $3.5 million or $0.24 per diluted share, compared to net income available to common shareholders of $3.1 million, or $0.21 per diluted share, for the same period in 2014. Year to date, this represents an increase of $395 thousand or 12.7% in net income available to common shareholders for 2015 compared to 2014.

On October 1, 2015, the Company and Park Sterling Corporation ("Park Sterling") announced the signing of a definitive merger agreement pursuant to which the Company will merge with and into Park Sterling. Under the terms of the merger agreement, Park Sterling will acquire the Company, with the holders of the Company's common stock having the right to receive either $5.54 in cash or 0.7748 shares of Park Sterling common stock for each share of Company common stock (subject to certain limitations on the allocations of cash and Park Sterling shares). The transaction is subject to certain regulatory approvals and the approval of the Company's shareholders with the closing expected to occur in the first quarter of 2016.

Factors contributing to the Company's results during the third quarter and year to date in 2015 are as follows:

  Continued loan growth resulted in an increase in net interest income of $374 thousand (or 7.6%) to $5.3 million for the third quarter of 2015 compared to $4.9 million in the third quarter of 2014. Year to date in 2015, net interest income increased $1.2 million (or 8.5%) to $15.5 million compared to $14.3 million for the same period in 2014.
  Net interest margin increased nine basis points to 3.64% for the quarter ended September 30, 2015, compared to 3.55% for the quarter ended September 30, 2014. For the nine months ended September 30, 2015, net interest margin increased two basis points to 3.63% compared to 3.61% for the same period in 2014.
  There was no provision for loan losses during the third quarter of 2015, compared to a recovery of the provision for loan losses of $60 thousand during the third quarter of 2014. Year to date in 2015, there was a recovery of the provision for loan losses of $145 thousand compared to a recovery of the provision for loan losses of $352 thousand for the same period in 2014.
  Noninterest expense increased $229 thousand (6.1%) to $4.0 million for the third quarter of 2015 compared to the third quarter of 2014. Year to date in 2015, noninterest expense increased $401 thousand (or 3.5%) to $11.8 million compared to $11.4 million for the same period of 2014.

Growth

At September 30, 2015, total assets were $623.3 million, compared to $598.5 million at December 31, 2014, an increase of $24.7 million or 4.1%. This growth is primarily attributable to loan growth and increases in cash and cash equivalents. As of September 30, 2015, loan growth, net of the allowance, was $13.6 million (or 2.9%), or 3.9% on an annualized basis.  We continued to see increased loan demand in our market resulting from increased visibility of the Bank's commitment in the local marketplace and the continued improvement in our market area's economic stability. As of September 30, 2015, cash and cash equivalents were $19.5 million, an increase of $8.4 million (or 75.5%), compared to $11.1 million at December 31, 2014. This increase is primarily related to growth in customer deposits.

Total deposits at September 30, 2015, were $520.5 million, an increase of $41.0 million, or 8.6%, from $479.5 million at December 31, 2014. Noninterest-bearing deposits were $97.9 million at September 30, 2015, compared to $70.8 million at December 31, 2014, an increase of $27.2 million or 38.4%.

In a joint statement, First Capital Bancorp, Inc., Managing Director and CEO, John Presley, and First Capital Bank President and CEO, Bob Watts, stated, "Results through the third quarter of 2015 have continued to highlight the momentum the Company has in this community. Our bankers look forward to partnering with Park Sterling with their larger balance sheet and capital base, as well as their diverse products to better serve our customers."

Asset Quality

The allowance for loan losses was $7.9 million or 1.59% of total loans at September 30, 2015, compared to $7.9 million or 1.63% of total loans at December 31, 2014.

The following table reflects details related to asset quality and the allowance for loan losses:

	September 30, 2015	December 31, 2014	September 30, 2014
	(Dollars in thousands)
Nonaccrual loans	$ 2,505	$ 3,430	$ 3,580
Loans past due 90 days and accruing interest	--	--	--
Total nonperforming loans	2,505	3,430	3,580
Other real estate owned (OREO)	495	1,810	1,962
Total nonperforming assets	$ 3,000	$ 5,240	$ 5,542

Allowance for loan losses to total loans	1.59%	1.63%	1.69%
Nonperforming assets to total loans & OREO	0.60%	1.08%	1.18%
Nonperforming assets to total assets	0.48%	0.88%	0.92%
Allowance for loan losses to nonaccrual loans	314.01%	229.56%	220.77%

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Allowance for loan losses
Beginning balance	$ 7,865	$ 7,874	$ 7,894
Recovery of provision for loan losses	--	--	(60)
Net (charge offs)/recoveries	1	(9)	69
Ending balance	$ 7,866	$ 7,865	$ 7,903

	Nine Months Ended
	September 30, 2015	September 30, 2014
Allowance for loan losses
Beginning balance	$ 7,874	$ 8,165
Recovery of provision for loan losses	(145)	(352)
Net recoveries	137	90
Ending balance	$ 7,866	$ 7,903

Capital

The Bank's Total Risk Based Capital at September 30, 2015, was 12.82%, compared to 12.90% at December 31, 2014. The Bank's Tier 1 Risk Based Capital at September 30, 2015, was 11.56%, compared to 11.64% at December 31, 2014. The Bank's Common Equity Tier 1 Capital at September 30, 2015, was 11.56%. The declines in the Bank's Total and Tier 1 capital ratios compared to December 31, 2014, are due primarily to asset growth during 2015 and the implementation of Basel III framework for calculating capital ratios. Additionally, the Company's tangible common equity increased to 8.56% at September 30, 2015 from 8.30% at December 31, 2014.

Noninterest Income

Noninterest income, including gains on sales of securities, totaled $524 thousand for the quarter ended September 30, 2015, an increase of $93 thousand or 21.6% from $431 thousand earned in the quarter ended September 30, 2014. The primary driver of this growth was an increase in loan prepayment penalties during the quarter ended September 30, 2015, compared to the quarter ended September 30, 2014. Year to date in 2015, noninterest income decreased $53 thousand (or 3.8%) to $1.3 million compared to $1.4 million for the same period in 2014, due primarily to a decline in securities gains of $232 thousand coupled with an increase in loan prepayment penalties of $154 thousand.

Noninterest Expense

Noninterest expense increased $229 thousand (6.2%) during the third quarter of 2015 to $4.0 million compared to $3.7 million for the same period of 2014. Year to date in 2015, total noninterest expense was $11.8 million compared to $11.4 million for the same period of 2014. The $401 thousand (or 3.5%) increase compared to the prior year was driven primarily by fair value adjustments to OREO during the first quarter of 2015 and increased depreciation expense.

The Bank currently operates eight branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County and inside the Village at Swift Creek Kroger store.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; the effects of the pending merger with Park Sterling; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank...Let's Make it Work.

First Capital Bancorp, Inc.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Selected Operating Data:

Interest and dividend income	$ 6,557	$ 6,405	$ 6,247	$ 19,252	$ 18,246
Interest expense	1,246	1,251	1,310	3,708	3,919
Net interest income	5,311	5,154	4,937	15,544	14,327
Recovery of provision for loan losses	--	--	(60)	(145)	(352)
Other noninterest income	476	371	350	1,207	1,028
Securities gains	48	2	81	120	352
Noninterest expense	3,950	3,806	3,721	11,846	11,445
Income before income tax	1,885	1,721	1,707	5,170	4,614
Income tax expense	606	554	556	1,662	1,477
Net Income	$ 1,279	$ 1,167	$ 1,151	$ 3,508	$ 3,137
Less: Preferred dividends	$ --	$ --	$ --	$ --	$ 24
Net income available to common stockholders	$ 1,279	$ 1,167	$ 1,151	$ 3,508	$ 3,113
Basic net income per common share	$ 0.10	$ 0.09	$ 0.09	$ 0.28	$ 0.25
Diluted net income per common share	$ 0.09	$ 0.08	$ 0.08	$ 0.24	$ 0.21
Dividends paid per common share	$ 0.01	$ 0.01	$ --	$ 0.02	$ --

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
Balance Sheet Data:
Total assets	$ 623,253	$ 598,538	$ 600,158	$ 623,253	$ 600,158
Average assets	619,895	594,853	590,383	611,733	569,660
Loans, net	487,431	473,789	460,905	487,431	460,905
Deposits	520,528	479,507	488,184	520,528	488,184
Borrowings	44,987	62,877	51,583	44,987	51,583
Stockholders' equity	53,371	49,652	48,256	53,371	48,256
Average stockholders' equity	52,558	49,050	47,659	51,533	46,561
Book value per share	4.13	3.86	3.75	4.13	3.75
Tangible common equity to assets	8.56%	8.30%	8.04%	8.56%	8.04%
Total shares outstanding, in thousands	12,923	12,865	12,865	12,923	12,865
Allowance for loan losses	7,866	7,874	7,903	7,866	7,903
Nonperforming assets	3,000	5,240	5,542	4,123	5,542

Asset Quality Ratios:
Net (recoveries) chargeoffs	$ (1)	$ 29	$ (69)	$ (137)	$ (90)
Net (recoveries) chargeoffs to avg loans	0.00%	0.01%	-0.01%	-0.03%	-0.02%
Allowance for loan losses to total loans	1.59%	1.63%	1.69%	1.59%	1.69%
Nonperforming assets to total loans and OREO	0.60%	1.08%	1.18%	0.60%	1.18%

Selected Performance Ratios:
Return on average assets (annualized)	0.82%	0.83%	0.77%	0.76%	0.74%
Return on average equity (annualized)	9.65%	10.12%	9.58%	9.10%	9.01%
Net interest margin (tax equivalent basis)	3.64%	3.58%	3.55%	3.63%	3.61%
CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com